Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138636 on Form S-8 of Southern National Bancorp of Virginia, Inc. of our report dated March 5, 2010 appearing in this Annual Report on Form 10-K of Southern National Bancorp of Virginia, Inc. for the year ended December 31, 2009

Crowe Horwath LLP

Louisville, Kentucky

April 29, 2010